NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE*
STATED SECURITIES

Cboe BZX Exchange, Inc. hereby notifies the SEC of its intention to remove* the entire class of the stated securities from listing and registration on* the Exchange at the opening of business on September 7, 2021 pursuant to* the provisions of Rule 12d2-2(a).

[ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was* redeemed or paid at maturity or retirement on August 25, 2021.

The Exchange also notifies the Securities and Exchange Commission that as a* result of the above indicated conditions this security was suspended from* trading on August 18, 2021.